SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                 FORM 8-K

                              Current Report

  Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  April 30, 1997



                        MBLA FINANCIAL CORPORATION
          (Exact Name of Registrant as specified in its Charter)


  Delaware                        0-21482             43-1637679
(State or other Jurisdiction    (SEC File No.)      (IRS Employer or
  of Incorporation)                                  Identification No.)


  101 Vine Street, Macon, Missouri                    63552
(Address of principal executive offices)            (Zip Code)


  Registrant's telephone number, including area code:  (816) 385-2122


                              NOT APPLICABLE
       (Former name or former address, if changed since last Report)






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                        MBLA FINANCIAL CORPORATION
                   INFORMATION TO BE INCLUDED IN REPORT



Item 5.   Other Information
          -----------------
          On April 30, 1997, the Registrant issued the press release attached hereto as Exhibit 21 and incorporated herein by reference.


Item 7.   Financial Statements and Exhibits
          ---------------------------------
          Exhibit 21 -- Press Release dated April 30, 1997.









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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                   MBLA FINANCIAL CORPORATION
                                          (Registrant)


                                   By:/s/JOHN T. NEER
                                      ----------------
                                      John T. Neer
                                      President and Chief Executive Officer



Dated: May 1, 1997











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FOR IMMEDIATE RELEASE
---------------------

For additional information, contact:              Clyde D. Smith
                                                  Chief Financial Officer
                                                  MBLA Financial Corporation
                                                  Telephone (816) 385-2122


                        MBLA FINANCIAL CORPORATION
                      REPORTS THIRD QUARTER EARNINGS
                      FOR PERIOD ENDED MARCH 31, 1997

Macon, Missouri, April 30, 1997 -- MBLA Financial Corporation, the holding company of Macon Building and Loan Association, today announced net income of $371,000 for the third quarter ended March 31, 1997 as compared to $360,000 for the comparable quarter ended March 31, 1996, an increase of $11,000 or 3.06%. Earnings per share were 27 cents per share for the quarter ended March 31, 1997 as compared to 26 cents per share for the quarter ended March 31, 1996.

Net income for the nine months ended March 31, 1997 was $999,000 as compared to $1.009 million for the same period ended March 31, 1996, a decrease of $10,000 or 0.99%. Earnings per share for the nine months ended March 31, 1997 was 72 cents as compared to 71 cents for the nine months ended March 31, 1996.

MBLA Financial Corporation consolidated assets on March 31, 1997 were $209.783 million as compared to $201.039 million at June 30, 1996. Stockholders' equity of the company was $28.313 million at March 31, 1997 as compared to $28.068 million at June 30, 1996. Stockholders' equity represents 13.50% of assets. For the nine months ended March 31, 1997, MBLA Financial Corporation repurchased 49,109 shares of its common stock.

During the second quarter, MBLA Financial Corporation shares traded between $19.25 and $20.75. The stock of MBLA Financial Corporation is traded on the NASDAQ National Market System under the symbol "MBLF".



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